                                                        33-82028; 33-82028-1
                                                        --------------------
                                                             SEC FILE NUMBER


                                                              344125; 344125
                                                              --------------
                                                                CUSIP NUMBER



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

        [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [x] Form 10-Q [ ] Form N-SAR
                    For Period Ended: March 30, 1997

                  [ ]  Transition  Report on Form 10-K
                  [ ]  Transition  Report on Form 20-F
                  [ ]  Transition  Report on Form 11-K
                  [ ]  Transition Report on Form 10-Q
                  [ ]  Transition  Report on Form  N-SAR
                  For  the Transition Period Ended:       N/A
                                                    -----------------

-------------------------------------------------------------------------------
          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
-------------------------------------------------------------------------------
          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                       N/A
-------------------------------------------------------------------------------
Part I-Registrant Information
-------------------------------------------------------------------------------

         Full Name of Registrant:
                  Foamex-JPS Automotive  L.P. and Foamex-JPS Capital Corporation

         Former Name if Applicable:
                   N/A

         Address of Principal Executive Office (Street and Number):
                   1000 Columbia Avenue

         City, State and Zip Code
               Linwood, PA 19061
-------------------------------------------------------------------------------
Part II-Rules 12b-25 (b) and (c)
-------------------------------------------------------------------------------

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]      (b)        The subject annual report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



--------------------------------------------------------------------------------
Part III-Narrative
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

          On May 12, 1997, Foamex International Inc. ("FII") announced the commencement of tender offers with concurrent consent solicitations for a total of $489.7 million of aggregate principal amount of public debt (the "Tender Offers"). FII currently anticipates funding the repurchase of such debt with the proceeds of a $480 million Foamex L.P. credit facility and a $150 million offering of Foamex L.P. senior subordinated notes (the "Funding"). The Form 10-Q for the fiscal quarter ended March 30, 1997 could not be filed within the prescribed time period without unreasonable effort or expense due to the amount of time required to prepare disclosures in this Form 10-Q reflecting the Tender Offers and the Funding.

--------------------------------------------------------------------------------
Part IV-Other Information
--------------------------------------------------------------------------------

          (1) Name and telephone number of person to contact in regard to this notification

R. Allen Baker                    610                        859-3129
--------------------------    ------------------  -----------------------------
(Name)                            (Area Code)       (Telephone Number)


          (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [x] Yes  [ ] No

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [ ] Yes  [x] No

          If  so:  attach  an  explanation  of  the  anticipated   change,  both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made

                           Foamex-JPS Automotive L.P.
                  -------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                            By: FJGP, Inc., General Partner

Date: 5/15/97
     -------------------                        By: /s/ Kenneth R. Fuette
                                                   ---------------------------
                                                Name:  Kenneth R. Fuette
                                                Title: Chief Financial Officer

                         Foamex-JPS Capital Corporation
                  -------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: 5/15/97
     -------------------                   By: /s/ Kenneth R. Fuette
                                              ------------------------------
                                           Name:  Kenneth R. Fuette
                                           Title: Senior Vice President--Finance